Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Rockville Financial, Inc. of our reports dated March 15, 2013 relating to our audits of the consolidated financial statements and internal control over financial reporting of United Financial Bancorp, Inc. and subsidiary, which reports appear in the Annual Report on Form 10-K of United Financial Bancorp, Inc. for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

January 16, 2014